Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Vale S.A.’s current report on Form 6-K dated February 25, 2011.

/s/ PricewaterhouseCoopers
PricewaterhouseCoopers Auditores Independentes
Rio de Janeiro, Brazil
March 15, 2011